Exhibit 10(b)(iv)

THIRD AMENDMENT

TO

TI SUPPLEMENTAL PENSION PLAN

TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation with its principal offices in Dallas, Texas (hereinafter referred to as “TI” or the “Company”) hereby adopts this Third Amendment to the TI Supplemental Pension Plan, which was amended and restated in the entirety effective as of January 1, 1998. Thereafter the Plan was amended by a First Amendment, effective as of January 1, 1998, and a Second amendment, effective as of July 1, 2001.

1. Effective January 1, 2002, a new Section 1-1A shall be added to read as follows:

        “Sec. 1-1A. Affected Participant. “Affected Participant” means a Participant who experiences a Termination of Employment as a result of a Sale of Assets, and who following the Sale of Assets continues in the employ of the entity that acquired such assets from the Employer.”

2. Effective January 1, 2002, a new Section 1-11A shall be added to read as follows:

        “Sec. 1-11A. Sale of Assets. “Sale of Assets” means the sale or disposition by the Employer of all or substantially all of the assets used by the Employer in a trade or business to an entity not related to the Employer.”

3. Effective January 1, 2002, Section 3-2 shall be amended in its entirety to read as follows:

        “Sec. 3-2. Payment of Supplemental Benefit. Except as provided below in the case of a Change of Control or a Sale of Assets, and subject to Section 3-3, the benefit determined pursuant to Section 3-1 shall be paid to the person entitled thereto as though it were a part of the benefit being paid to such person under the TI Employees Pension Plan, so that it is subject to the same limits and restrictions (other than the limitations referenced in subparagraphs (a), (b) and (c) of Section 3-1) as such person’s benefits are subject to under the TI Employees Pension Plan; provided however, that the benefits payable under this Plan shall only be distributed in the form of a lump sum distribution at such time as is administratively practicable. Notwithstanding the above, the benefits that are payable under this Plan may be deferred pursuant to the terms and provisions of the Deferred Compensation Plan.

In the event of a Change of Control, the present value of each Participant’s benefits accrued under this Plan as of the date of the Change of Control shall be distributed in a lump sum, not later than the month following the month in which such Change of Control occurred. In the event of a Sale of Assets, the present value of each Affected Participant’s accrued benefit under this Plan, as of the date of the Sale of Assets shall be distributed in a lump sum, as soon as administratively practicable following such Sale of Assets.

Following the Change of Control or Sale of Assets (as applicable), the Plan shall thereafter continue to be administered in accordance with its terms as though the Change of Control or Sale of Assets (as applicable) had not occurred (provided that the benefits accrued subsequent to the Change of Control or Sale of Assets (as applicable) shall be adjusted to reflect the cash-out of previously accrued benefits). In computing the present value of such accrued benefits, the Administrator shall utilize the actuarial assumptions utilized under the TI Employees Pension Plan prior to the Change of Control or Sale of Assets (as applicable), in consultation with the firm of consulting actuaries engaged to perform annual actuarial valuations under the TI Employees Pension Plan prior to the date of the Change of Control or Sale of Assets (as applicable).

4. Except as amended hereby, the TI Supplemental Pension Plan, as previously amended, shall continue in full force and effect.

IN WITNESS WHEREOF, Texas Instruments Incorporated has caused this instrument to be executed by its duly authorized officer, this 16th day of July, 2002.

Texas Instruments Incorporated

By:	/s/ STEPHEN H. LEVEN
Stephen H. Leven

Its:	Senior Vice President-Human Resources